UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2018

T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	033-07012-99	52-2264646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East Pratt Street, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On December 22, 2017, a comprehensive U.S. tax reform bill originally known as the "Tax Cuts and Jobs Act" ("Tax Reform") was enacted into law. T. Rowe Price Group, Inc. (the "Firm") is required to recognize the effect of the Tax Reform in its 2017 financial statements, even though the effective date of the law for most provisions is January 1, 2018.
Based on information currently available, the Firm’s 2017 financial statements will include a one-time charge to net earnings of approximately $71 million ($0.28 in diluted earnings per share) to reflect the remeasurement of the Firm's deferred tax assets and liabilities and the recognition of a tax liability for the mandatory deemed repatriation of the Firm's foreign sourced net earnings. The resulting increase in the Firm's 2017 effective tax rate from this charge is expected to be offset in part by higher than expected tax benefits related to the exercise of stock options and vesting of restricted stock, and net income attributable to redeemable non-controlling interests. Thus, the Firm estimates its effective tax rate will increase to approximately 37%, compared with 35.9% disclosed in its third quarter 2017 earnings release.
The Firm estimates that the reduction in the U.S. corporate tax rate (from 35% to 21%) in 2018, combined with other miscellaneous tax changes that affect certain tax deductions, will result in a lower 2018 effective tax rate in the range of 24.0% to 27.0%. The Firm’s effective tax rate will continue to experience volatility in future periods as the tax benefits recognized from stock based compensation are impacted by market fluctuations in the Firm’s stock price and timing of option exercises. The rate will also be impacted by changes in our consolidated investment products that are driven by market fluctuations and changes in the proportion of their net income that is attributable to non-controlling interests, which is not taxable to the Firm.
The Firm continues to evaluate the impact of the Tax Reform that might result in changes to its estimates and expectations due to changes in the Firm's interpretations of the law changes, assumptions used, and additional guidance that may be issued.
Information included within this report contains certain "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements in this report includes statements relating to the expected impact of Tax Reform, the expected change to the Firm's net earnings and earnings per share, and the Firm's estimated effective tax rate. Forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. Actual results may differ materially from those in forward-looking statements because of various factors including, but not limited to, those discussed in Item 1A, Risk Factors, of our Form 10-K Annual Report for 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
T. Rowe Price Group, Inc.
By: /s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer
Date: January 22, 2018